Exhibit 99.1

FOR IMMEDIATE RELEASE
January 9, 2019	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS FISCAL 2019 Q1 SAME STORE SALES
Bad Daddy’s Same Store Sales Increase 0.2%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar, a full-service, upscale burger bar concept and Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products, today announced that same store sales at its Bad Daddy’s concept increased 0.2% during the quarter over the prior year’s increase of 0.7%, which includes the loss of approximately ten store days due to the snow storm in North Carolina. Same store sales for its Good Times’ brand decreased 5.2% in its fiscal first quarter ended December 25, 2018 over the prior year’s increase of 5.9%.

Boyd Hoback, President & CEO, said “We continue to see same store sales growth in our Bad Daddy’s brand, even with the loss of sales due to harsher weather this year. Good Times was significantly impacted by tougher weather in Colorado versus last year and we attribute most, if not all, of the same store sales decline this year to that. Last year had unusually warmer weather with lower precipitation in Colorado in both our first and second fiscal quarters so we anticipate a tough comparison again in our second quarter at Good Times. However, the calendar shift for Christmas this year has benefited Bad Daddy’s with some acceleration in our sales trends so far in our third fiscal period. Subsequent to the end of the quarter we opened our thirty fifth Bad Daddy’s restaurant in Raleigh, North Carolina, which is our fourth restaurant in that market.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 35 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick service restaurant chain consisting of 35 Good Times Burgers & Frozen Custard restaurants, located primarily in Colorado.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 25, 2018 filed with the SEC. Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Boyd E. Hoback, President and CEO (303) 384-1411

Ryan Zink, CFO (303) 384-1432

Christi Pennington (303) 384-1440